Exhibit 99.2

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the "Agreement") is entered into as of the 3 day of July, 2011, by and among (i) Greenstone Industries Ltd., a company organized under the laws of the State of Israel ("Greenstone"); (ii) S.R. Accord Ltd., a company organized under the laws of the State of Israel ("Accord"; and each  of Accord and Greenstone may also be referred to herein as a “Seller” and collectively, the “Sellers”); (iii) Mazal Resources B.V, a company organized under the laws of the Netherlands ("Mazal") (each of Mazal and the Sellers may also be referred to herein as a "Shareholder" and collectively, the "Shareholders"); (iv) R.V.B. Holdings Ltd., a company organized under the laws of the State of Israel (the "Purchaser"); and (v) E.E.R Environmental Energy Resources (Israel) Ltd., a company organized under the laws of the State of Israel (the "Company").

WHEREAS
As of immediately prior to the Closing, as defined below (upon the effectuation of the respective conversions set forth in Section 6.6(c) below), each of the Shareholders shall be the owner of such number of Ordinary Shares, nominal value NIS 0.10 each, of the Company ("Ordinary Shares") as appears opposite its name in Exhibit A attached hereto (being such Shareholder's "Holdings");

WHEREAS	each of the Sellers wishes to sell to the Purchaser and the Purchaser wishes to purchase from each Seller its Holdings (collectively, the "Sellers Shares");

WHEREAS
Mazal wishes to be provided with the option to sell its Holdings to the Purchaser (a "Put Option"), and the Purchaser wishes to be provided with the option to purchase the Holdings of Mazal (a "Call Option"), all under the terms and condition set forth in the Option Agreement, as defined below, and the Purchaser wishes to grant a Put Option to Mazal, and Mazal wishes to grant a Call Option to the Purchaser, all pursuant hereto under the terms and conditions set forth in the Option Agreement;

WHEREAS
Subject to purchase of the Sellers Shares and to the execution of the Option Agreement, the Purchaser wishes to have the right to make an investment into the share capital of the Company under the terms and conditions set forth in this Agreement;

NOW THEREFORE, the parties agree as follows:

1.            PURCHASE AND SALE OF THE SELLERS SHARES.

a)           Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Sellers shall sell, transfer and assign to the Purchaser, and the Purchaser shall purchase from each of the Sellers, all right, title and interest in and to each of the Sellers' Holdings, free and clear of any pledge, lien, hypothecation, encumbrance, charge, claim or other security interest of any kind or character.

b)           It is acknowledged and agreed that each of the parties hereto is liable for its undertakings, representations and warranties according to this Agreement severally and not jointly with any other party.

2.            PURCHASE PRICE.

                a)            Greenstone Purchase Price. In full consideration for the sale by Greenstone of its Holdings, the Purchaser shall pay an aggregate purchase price of US$ 15,686,900 (as of August 31, 2011, this amount shall be adjusted at the Closing to account for interest on Greenstone's shareholders loan and for Greenstone's share of the Convertible Commissions accrued after August 31, 2011, to be converted into shares of EER to be sold at closing at the Price Per Share) (the "Greenstone Purchase Price"), representing a price per share of US$2.5 (the "Price Per Share").

b)           Accord Purchase Price. In full consideration for the sale by Accord of its Holdings, the Purchaser shall issue to Accord, Ordinary Shares, nominal value NIS 1.00 each of the Purchaser ("Purchaser Shares") in such number which is calculated by multiplying Accord's Holdings by 11.65 (the "Exchange Ratio"), representing a conversion ratio of 11.65 Purchaser Shares per one (1) Ordinary Share, totaling in aggregate 20,054,893 (as of August 31, 2011, this amount shall be adjusted at the Closing to account for interest on Accord's shareholders loans and for Accord's share of the Convertible Commissions accrued after August 31, 2011, to be converted into shares of EER to be sold at closing at the Exchange Ratio) Purchaser Shares (the "Exchange Shares"), free and clear of any pledge, lien, hypothecation, encumbrance , charge, claim or other security interest of any kind or character.

3.            PUT OPTION AND CALL OPTION.

Pursuant to the terms and conditions of this Agreement, at the Closing (as defined below), the Purchaser shall grant a Put Option to Mazal, and Mazal shall grant a Call Option to the Purchaser,  under the terms and conditions set forth in the Option Agreement attached as Exhibit B hereto (the "Option Agreement").

4.             CLOSING.

4.1           The closing of the transactions contemplated herein (the “Closing”) shall take place at a mutually agreeable and convenient location on the third business day following all the closing conditions set forth in Section 11 below having been fulfilled, or at such other time and place as the parties hereto  mutually agree.

4.2           At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

4.2.1         Against the sale and transfer of Greenstone's Holdings, the Purchaser shall pay the Greenstone Purchase Price to Greenstone by wire transfer according to the bank account details provided for such purpose by Greenstone.

4.2.2         Against the sale and transfer of Accord's Holdings, the Purchaser shall issue to Accord the Exchange Shares and shall have provided instruction to the Transfer Agent (AST) to process share certificates representing the Purchaser Shares registered in the name of Accord.

4.2.3         Each of the Sellers shall deliver to the Purchaser share transfer deeds evidencing the transfer to the Purchaser of the Holdings sold by such Seller, in the form attached hereto as Schedule 4.2.3 (the "Deeds"), executed by the Seller of such Holdings.

4.2.4         The Company shall deliver to the Purchaser a copy of its shareholders' register showing the registration of the Sellers' Shares in the name of the Purchaser and Mazal's Holdings in the name of the Trustee (as defined below) in accordance with Section 4.2.5 below.

4.2.5         Each of the Purchaser and Mazal shall respectively deliver the Option Agreement duly executed by such party and Mazal shall (i) deliver to the Purchaser a proxy in substantially the form attached hereto as Schedule 4.2.5(1) hereto (the "Irrevocable Proxy"), duly executed by Mazal and the Trustee, pursuant to which the Purchaser shall be irrevocably appointed as Mazal's proxy with respect to Mazal's Holdings until the Put Option or Call Option shall be exercised in accordance with the terms of the Option Agreement; and (ii) deposit Mazal's Holdings in escrow with Adv. Gidon Weinstock (the "Trustee"), who shall hold Mazal Holding's, as a trustee subject to the Irrevocable Proxy and in accordance with the trust agreement in substantially the form attached hereto as Schedule 4.2.5(2) (the "Trust Agreement").

4.2.6         The Purchaser and Mazal shall respectively sign and deliver the form of the Shareholders Agreement attached hereto as Schedule 4.2.6 (the "Shareholders Agreement").

4.2.7         The Purchaser, M. Stern Holdings Ltd. and Moshe Stern shall respectively sign and deliver the form of the consulting agreement attached hereto as Schedule 4.2.7 (the "Consulting Agreement").

4.2.8         Greenstone and Mazal shall respectively sign and deliver the form of the Voting Agreement attached hereto as Schedule 4.2.8 (the "Voting Agreement" and together with the Option Agreement, the Irrevocable Proxy, the Consulting Agreement and the Shareholders Agreement, the "Ancillary Agreements").

5.            INVESTMENT

5.1           Until the lapse of twenty four (24) months following the Closing, the Purchaser shall be provided with the opportunity at its sole and complete discretion to make an investment from time to time in the Company's share capital in an aggregate amount of  up to US$8,000,000 (Eight Million US Dollars) by purchasing from the Company Ordinary Shares at the Price Per Share (each an "Investment") by signing and delivering to the Company the subscription form attached hereto as Exhibit C ("Subscription Form") in which the Purchaser shall state the number of Ordinary Shares which the Purchaser desires to purchase and the purchase price thereof. The Ordinary Shares so elected to be purchased by the Purchaser are referred to herein as "Investment Shares".

5.2           The closings of the sale and purchase of Investment Shares (each, an "Investment Closing") shall take place on the third business day following the applicable Subscription Form being sent to the Company as set forth above. At each Investment Closing, against payment of the applicable purchase price to the Company by wire transfer, the Company shall issue the Investment Shares to the Purchaser.

5.3           At each Investment Closing the Company shall deliver to the Purchaser, validly executed share certificates representing the Investment Shares registered in the name of the Company and the Company shall deliver to the Purchaser a copy of its shareholders' register showing the registration of the applicable number of Investment Shares in the name of the Purchaser.

5.4           The transactions to take place at each Investment Closing shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered.

5.5           Following submission of a Subscription Form as set forth above, the obligation of the Purchaser to perform the transaction to be performed at an Investment Closing shall be contingent upon the representations and warranties of the Company (and not the Shareholders) contained in the following Sections: Section 6.1 (Organization and Standing), 6.2 (Authorization) as applicable with respect to the Investment, 6.3 (Authority) as applicable with respect to the Investment, 6.4 (No Conflict) as applicable with respect to the Investment and 6.5 (Validity of the Investment Shares),  being true and correct in all material respects at the time of such Investment Closing as though made again at that time and all actions required to be performed and documents or instruments required to be delivered, as provided herein, shall have been so performed and delivered, subject to non-material changes  in the ordinary course of business and/or pursuant to this Agreement or any related documents.

6.            REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company, represents and warrants to the Purchaser, as follows:

6.1           Organization and Standing. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Israel. Other than as mentioned in Schedule 6.1, the Company has all the corporate power and authority to own and operate its properties and assets, and to carry on its business as conducted.

6.2           Authorization. All action on the part of Company necessary for the authorization of the sale and purchase contemplated hereby, including the sale and purchase of Investment Shares pursuant to this Agreement and Mazal's Holdings pursuant to the Option Agreement  shall have been taken as of the Closing and with respect to Investment Shares, as of the applicable Investment Closing.

6.3           Authority. This Agreement and the other documents to be delivered to the Purchaser herewith, at the Closing and/or at an Investment Closing by the Company, will be duly executed and delivered at the Closing and shall constitute the lawful, valid and legally binding obligation of the Company, enforceable against the Company in accordance with their terms and conditions, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally. The Company has all necessary corporate or similar power and authority: (a) to conduct its business in the manner in which its business is currently being conducted, (b) to own and use its assets in the manner in which its assets are currently owned and used and (c) to perform its obligations under any contract by which it is bound.  The copy of the Articles of Association attached hereto as Schedule 6.3 has been delivered to the Purchaser and constitutes an accurate and complete copy of the Company Articles of Association in effect on the date hereof (the "Constitutional Documents"). There has not been any violation of any of the provisions of the Company's Constitutional Documents or other charter, organizational or governing documents of the Company, and the Company has not taken any action that is inconsistent with any resolution adopted by the shareholders of the Company or the Company board of directors (including any committee thereof).

6.4           No Conflict. Neither the execution and delivery of this Agreement, the Ancillary Agreements or the Subscription Form, nor the performance by the Company of the terms hereof or thereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of any: (i) judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign, to which the  Company is subject, or (ii) any agreement, contract, lease, license understanding or commitment to which the Company is a party or to which it is subject, or (iii) law applicable to the Company and/or its assets.

6.5           Validity of the Investment Shares. The sale of Investment Shares pursuant to this Agreement will not be subject at the applicable Investment Closing to any preemptive rights, rights of first refusal or other preferential or third-party rights that have not been waived, and, the Investments Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and not subject to call and will be free of any liens, charges, restrictions, pledges or encumbrances.

6.6           Capitalization.

a) The Company has obtained funds from certain of its shareholders (each a "Lender" and collectively, the "Lenders") in the form of loans convertible into Company equity, the repayment of which remains outstanding as of the date hereof in a total aggregate amount of approximately USD 11,500,000, reflecting the principal loan amounts plus interest accrued thereon as of August 31, 2011 (as adjusted due to accruing interest after August 31, 2011, the "Convertible Loan Amount"). Other than the Convertible Loan Amount and convertible accrued guarantees commissions which the Company owes to the Sellers, in a total aggregate amount of USD 300,000 as of the date hereof (the "Convertible Commissions"), the Company is not indebted in any amount to any of its shareholders for repayment of loans and/or guarantees advanced to the Company. Upon repayment by Greenstone (to be performed on or before the date of the Closing in accordance with Section 11.1(i) below) of Company's debt of approximately US$ 2.25 million (as of the date hereof) to the Union Bank of Israel Ltd, which is secured by guarantees provided by Greenstone, the Company shall be indebted to Greenstone in an additional sum equal to such repaid debt (the "Union Bank Guarantee Debt"). Schedule 6.6(a) hereto contains a list of each Lender, such Lender's share of the Convertible Loan Amount, showing principal and interest separately, of the Convertible Commissions, and the Union Bank Guarantee Debt (all such sums as of August 31, 2011)  and the total number of Ordinary Shares receivable by such Lender for the full conversion of its share of the Convertible Loan Amount and/or the Convertible Commissions and/or the Union Bank Guarantee Debt at a conversion price per share listed in Schedule 6.6(a) (the "Conversion Price").

b)       As of the date hereof there are a total of 16,323,000 Ordinary Shares of the Company duly issued and fully paid up (excluding 1,701 dormant shares). As of the date hereof and immediately prior to the Closing (upon the completion of the conversions pursuant to Section 6.6(c) below) there are a total of 20,732,168 Ordinary Shares of the Company duly issued and fully paid up (provided that up to approximately USD 100,000 of the Convertible Loan Amount may remain unconverted and the total number of the Ordinary Shares duly issued and fully paid as of the Closing may be reduced accordingly) and, other than the options indicated in Section 6.6(e) below, there are no other securities convertible into Ordinary Shares or undertakings to issue such Ordinary Share, not reflected in such amount of the Ordinary Shares.

c)      Prior to the Closing, the Convertible Loan Amount, the Convertible Commissions and the Union Bank Guarantee Debt shall be entirely converted into a total amount of 4,409,168 Ordinary Shares, each at the respective conversion price as set forth in Schedule 6.6(a). (provided that an amount of up to approximately $100,000, may remain outstanding and unconverted).

d)       As of the Closing, there are a total of 50,000,000 shares of the Company authorized to be issued, comprised entirely of Ordinary Shares.

e)       As of the date of execution of this Agreement, there are total of non-tradable options outstanding, including those granted to employees, consultants, directors and officers in the Company, in present or in past, convertible (subject to vesting of some of these options) into [3,651,333] Ordinary Shares, as more fully described in Schedule 6.6(e). At the Closing or approximately thereafter, 1,936,000 of the outstanding options will be cancelled subject to the consent of each optionee.

f)       Schedule 6.6(f) hereto contains a capitalization table reflecting each holder of securities of the Company, and the number of shares held by each immediately prior to the Closing and immediately after the Closing, on an issued and outstanding basis and on a fully diluted basis.  Except as set forth in Schedule 6.6(f), there are no other outstanding subscriptions, options, warrants, calls, contacts, demands, commitments, convertible securities rights (including conversion, or preemptive rights) agreements or arrangements of any character or nature whatever, other than this Agreement, for the purchase or acquisition from the Company of any shares or other beneficial, economic or voting interest in the Company.

g)       Except as set forth in the Company's Articles of Association and in Schedule 6.6(g), there are no shareholders agreements or arrangements which are in effect as of the date hereof, in writing or otherwise, between the shareholders of the Company, to the knowledge of the Company, or between the Company and any of its shareholders. Other than as mentioned otherwise in this Agreement or in the schedules hereto,  all of the outstanding shares of the Company have been duly authorized and validly issued, are fully paid and not subject to call, and were issued in compliance with all applicable Israeli companies and securities laws.

h)       The Company is not obligated (contingently or otherwise) to purchase, redeem or otherwise acquire any shares, any other securities of the Company or any interest therein or to make any distributions with respect to its shares, except as set forth in the Company's Articles of Association.

6.7           Subsidiaries. Other than as mentioned in Schedule 6.7, the Company does not currently own or control, directly or indirectly, any other corporation, association, partnership, or other business entity (the "Subsidiaries"). The Subsidiaries do not have any material activity to the business of the Company and have no liabilities or debts, whether or not accrued, existing, contingent or otherwise other than as described in the Financial Statements.

6.8           Compliance with Other Instruments.  Other than as mentioned in Schedule 6.8, the Company is not in violation of any material provisions of (a) its organizational documents as in effect on and as of the date of this Agreement, or (b) any judgment, decree, order, agreement or arrangement by which it is bound or any statute, rule or regulation applicable to the Company, except, in each such case, where such violation has not had and could not reasonably be expected to have a Material Adverse Effect on the Company' financial condition, properties,  or its business.

6.9           Contracts and Commitments.  Schedule 6.9 contains a true and complete list of all material contracts, agreements and instruments to which the Company is a party and which shall be in effect immediately following Closing. Other than as mentioned in Schedule 6.9, all of such contracts, agreements and instruments are valid, binding and in full force and effect, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. Neither the Company nor, to the best knowledge of the Company, any other party thereto, is in breach thereof. To the best knowledge of the Company and subject to Schedule 6.9, no circumstances exist which would reasonably be expected to modify the material terms of any such contract.

6.10          Patents, Trademarks and Intellectual Property

a)       The Company's patents and patent applications used in the conduct of its business as presently conducted as of the date hereof are as described in the letter attached hereto as Schedule 6.10(i) (the "Patents"), which letter was issued by the law firm of Luzzatto & Luzzatto on June 28, 2011 (the "Luzzatto Opinion"). Without derogating from the foregoing, to the best knowledge of the Company there have been no material changes pertaining to the subject matter of the Luzzatto Opinion and the conclusions therein. Except as set forth in Schedule 6.10(i), the information provided by the Company and the assumptions and the facts relied on for the purpose of the Luzzatto Opinion, as well as the actions taken or to be taken, as indicated in the Luzzatto Opinion, including with respect of Section 2-3 in the last page thereof, are true and correct. To the best of the Company's knowledge it owns and has developed, or has the right to use, free and clear of all liens, charges, claims and restrictions (other than liens specified in Schedule 6.10(ii) – provided that at the Closing, the pledges and liens listed in item (1)-(3) in Schedule 6.10(ii) (shall be without force and effect and the Company shall have submitted the necessary documents with the relevant authorities for the purpose of removing such liens/pledges from the records thereof), all Patents, without, to the knowledge of the Company, infringing upon or otherwise acting adversely to the right or claimed right of any other person or entity under or with respect to the foregoing which would reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company, nor, to its knowledge, any employee or consultant of the Company, has received  any communications alleging that the Company or an employee or consultant of the Company has violated, patents of other persons or entities. To the Company's best knowledge it has good title and ownership of all Patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights and processes necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with or infringement of the rights of others. It is hereby clarified that the Company makes no representations with regard to feasibility and/or readiness for commercial use of the technology contemplated in the Patents.

b)       The Company has not received any written communications, and the Company is not aware of any oral communications, alleging that the Company has violated or, by conducting its business as currently proposed, would violate, any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses or other proprietary rights of any other individual or entity.

6.11          Taxes.

a) The Company has withheld and paid all taxes it is required to withhold and pay under Israeli tax laws as and when the same were due to be withheld and paid. The Company has duly and timely filed all required reports and documents with the applicable tax authorities and did not receive and is not aware of any claims, demands and/or investigations of any tax authority with respect thereto or with respect to the Company. As used herein, “Tax” or “Taxes” means all taxes (including income tax, payroll tax, sales tax, use tax, property tax, VAT tax), assessments, fees, levies, imposts, duties, penalties, deductions, withholdings or other charges of any nature whatsoever from time to time or at any time imposed by any law or regulation applicable to the Company.

b) The Company has not made any tax election or failed to make any tax election that has had or could reasonably be expected to have a Material Adverse Effect (as defined below).

6.12          Brokers.  No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Company in connection with any of the transactions contemplated under the Agreement.

6.13          Litigation. There is no claim, action, suit, proceeding or investigation pending or, to the Company's best knowledge, currently threatened against the Company, any of its properties, or any director or officer of the Company that questions the validity of this Agreement, or the right of the Company to enter into and/or adopt such agreement, or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in any Material Adverse Effect in the assets or financial condition of the Company.

6.14          Financial Statements.

6.14.1
The Purchaser has been furnished with the Company's audited financial statements as of and for the year ended December 31, 2010 and with the Company's unaudited financial statements as of and for the quarter ended March 31, 2011 (the “Financial Statements”). The Financial Statements are true and correct in all material respects, are in accordance with the books and records of the Company and have been prepared in accordance with International Financial Reporting Standards ("IFRS") consistently applied, and fairly and accurately present in all material respects the financial position of the Company as of such dates and the results of its operations for the periods then ended.

6.14.2	Absence of Changes. Since March 31, 2011 there has not been:

(i)
any material and adverse effect on the assets, liabilities or financial condition of the Company, excluding any effect resulting or arising from: (a) any change in any law or interpretation thereof by a governmental entity, (b) any change in interest rates, commodities pricing or general economic conditions in the industries or markets the Company operates,  (c) the entry into or announcement of this Agreement and any related document or the other transactions contemplated by this Agreement, or (d) any action taken by the Purchaser  (a "Material Adverse Effect"); or

(ii)	To the knowledge of the Company, any event or condition of any character which may be reasonably expected to cause a Material Adverse Effect.

6.15          Ownership of Assets.  Except as set forth in Schedule 6.15, the Company has good and marketable title to the properties and assets, both real and personal, tangible and intangible, which are material to the business of the Company, and such properties and assets are not subject to any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge. At the Closing, the pledges and liens listed in Schedule 6.15 (other than as otherwise mentioned in Schedule 6.15) shall be without force and effect and the Company shall have submitted the necessary documents with the relevant authorities for the purpose of removing such liens/pledges from the records thereof. Except as set forth in Schedule 6.15, the Company is not in default or breach of any provision of its leases and holds a valid leasehold or license in the property it leases. To the Company' knowledge, the Company's shareholders do not own, hold or possess any property, whether tangible or intangible, which is material, individually or in the aggregate, to the assets, properties, conditions or business of the Company.

6.16          Interested Party Transaction. Except as set forth in Schedule 6.16(a), no officer, director or shareholder thereof, or any affiliate of any such person or entity, has, either directly or indirectly, an interest in any person or entity which (i) owns, directly or indirectly, any debt, equity or other interest or investment in any corporation, association or other entity which is a competitor, lessor, lessee, customer, supplier or advertiser of the Company; (ii) is involved in any business arrangement or relationship with the Company, which is material to the Company or its business; (iii) has any cause of action or other claim whatsoever against or owes any amount to, or is owed any amount by the Company; (iv) has any interest in or owns any property or right, including intellectual property, material to the Company in the conduct of its business as presently conducted; or (v) has lent or advanced any money to, or borrowed any money from, or guaranteed or otherwise become liable for any indebtedness or other obligations of the Company which is outstanding as of the date hereof. Other than pursuant to this Agreement and any Ancillary Agreements and except as set forth in Schedule 6.16(b), (i) there are no existing arrangements or proposed transactions between the Company and any officer, director, or holder of share capital of the Company, or any affiliate or associate of any such person which shall be in effect immediately following the Closing and (ii) no employee, shareholder, officer, or director of the Company is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, which indebtedness shall be outstanding at Closing. For avoidance of doubt, excluded from the representations above (a) any loans, guarantees or other transactions or arrangements to be converted or otherwise repaid or terminated on or before the Closing and (b) any options mentioned in Schedule 6(e) which were issued to officers or directors of the Company, or any affiliate of such person or entity.

6.17          Environmental Matters. Except as set forth in Schedule 6.17 and except for those matters that would not reasonably be expected to have a Material Adverse Effect, the Company (a) to its best knowledge, is in compliance with all Environmental Laws and (b) has not received any written notice, report or other information regarding any actual or alleged violation of any Environmental Law, including any investigatory, remedial or corrective obligations, relating to the Company or its facilities arising under any Environmental Law.  Except as set forth in Schedule 6.17, there is not now and has not been any hazardous substances used in the last five years, generated, treated, stored, transported, disposed of, released, handled or otherwise existing on, under, about or emanating from or to, any property currently or previously owned, leased or operated by Company, except in compliance with all applicable Environmental Laws. "Environmental Law" means any applicable law which regulates or relates to (i) the protection or clean up of the environment; (ii) the use, treatment, storage, transportation, handling, disposal or release of hazardous substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (iii) the health and safety of persons or property, including protection of the health and safety of employees.

7            REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each of the Shareholders represents and warrants to the Purchaser, with respect only to itself, severally and not jointly with any other Shareholder and/or the Company, as follows:

7.1           Authorization. This Agreement and the other documents to be delivered to the Purchaser at the Closing or thereafter, will be duly executed and delivered at the Closing and shall constitute the lawful, valid and legally binding obligation of such Shareholder, enforceable against such Shareholder in accordance with their terms and conditions except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

7.2           No Conflict. Neither the execution and delivery of this Agreement, nor the performance by the Shareholders of the terms hereof, and/or of the terms of the Ancillary Agreements,  will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of any: (i) judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign, to which the applicable Shareholders, or the Company is subject, or (ii) any agreement, contract, lease, license understanding or commitment to which the applicable Shareholder or the Company is a party or to which it is subject, or (iii) applicable laws.

7.3           Ownership. As of the Closing, it exclusively owns its respective Holdings (and any right in connection therewith), free and clear of any restrictions on transfer (other than any restrictions under the Company's Articles of Association and that certain agreement dated April 6, 2000 by and between Greenstone (formerly Urdan Industries Ltd), Accord (formerly Shrem, Fudim, Kelner & Co Ltd.) and AMV Group (as defined thereof), as amended by that certain addendum agreement dated December 2003 by and between Greenstone, Accord, Mazal, Kestrel Pacific, EBN Korea Ltd. and the Company as in effect at the date hereof which shall be satisfied prior to the Closing). At the Closing, its Holdings shall be duly authorized, validly issued, fully paid, non assessable, free and clear of any pledge, lien, hypothecation, encumbrance, charge, claim or other security interest of any kind or character.

7.4           Convertible Loans. Its share in the Convertible Loan Amount, the Convertible Commissions and the Union Bank Guarantee Debt is as set forth in Schedule 6.6(a), which share shall have been converted into Ordinary Shares prior to the Closing, the resulting conversion shares to be an integral part of its Holdings, and other than such amounts the Company is not indebted to it in any amount for repayment of loans and/or guarantees advanced to the Company.

7.5           Confirmation of the Company's Representations.

a)            The Company's representations and warranties as set forth in Sections 6.1 ("Organization and Standing"), 6.2 ("Authorization"), 6.6 ("Capitalization") and 6.14 ("Financial Statements") are true and correct in all respects (provided that any qualification as to knowledge of the Company shall be so qualified with respect to the representation and warranty made by the Shareholders pursuant to this Section 7.5).

b)            Without derogating from Section 7.5(a) above or other representations and warranties set forth under this Section 7, to its best knowledge, all representations and warranties of the Company as set forth in Section 6 above (other than the representation indicated in Section 7.5 above which are as stated therein) are true and correct in all material respects.

8	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER TO THE SHAREHOLDERS AND TO THE COMPANY. The Purchaser represents and warrants to the Shareholders and to the Company, as follows:

8.1           Authority; Binding Agreement.  The Purchaser has the requisite power and authority to execute, deliver and perform this Agreement, the Ancillary Agreements and any other documents to be delivered at the Closing, and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by the Purchaser and constitutes the legal and binding obligation thereof, enforceable against the Purchaser in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The Purchaser has all necessary corporate or similar power and authority: (a) to conduct its business in the manner in which its business is currently being conducted, (b) to own and use its assets in the manner in which its assets are currently owned and used and (c) to perform its obligations under any contract by which it is bound.

8.2	Investment Representations.

a)           The Purchaser is acquiring the Sellers Shares and the Investment Shares for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act of 1933, as amended.

b)           The Purchaser understands that the Sellers Shares and the Investment Shares must be held unless subsequently registered under the Securities Act of 1933, as amended or unless an exemption from registration is otherwise available.

8.3           Subject to the Company's and the Shareholders' representations and warranties as set forth in Sections 6 and 7 (respectively), the Purchaser acknowledges that it is aware of the Company's business, affairs and financial condition and to its knowledge the information it has received is sufficient to allow the Purchaser to reach an informed decision to receive the Holdings of each of the Shareholders hereto (including in connection with the Option Agreement) in exchange for the consideration paid by the Purchaser therefor.

9             REPRESENTATIONS AND WARRANTIES OF ACCORD TO THE PURCHASER.

Accord represents and warrants to the Purchaser, with respect only to itself, severally and not jointly with any other Shareholder, as follows:

9.1           Subject to the Purchaser's representations and warranties as set forth in Section 8 above and Section 10 below, Accord acknowledges that it is aware of the Purchaser’s business, affairs and financial condition and has received all the information it considers material in determining whether to receive the Exchange Shares as payment for its Holdings and further acknowledges that such information is sufficient to allow Accord to reach an informed decision to receive the Exchange Shares as payment for its Holdings.

9.2           Accord is acquiring the Exchange Shares for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act of 1933, as amended.

9.3           Accord understands that the Exchange Shares must be held unless subsequently registered under the Securities Act of 1933, as amended or unless an exemption from registration is otherwise available.

10           REPRESENTATIONS AND WARRANTIES OF THE PURCHASER TO ACCORD AND MAZAL.

The Purchaser represents and warrants solely to Accord and Mazal, as follows:

10.1          Authorization. All corporate actions on the part of the Purchaser and its directors necessary for the authorization, sale, issuance and delivery of the Exchange Shares, have been taken or will be taken prior to the Closing. The Exchange Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable. The Exchange Shares will be, upon their issuance, free and clear of any liens or encumbrances or other rights of third parties.

10.2          Ownership, The Exchange Shares are duly authorized, validly issued, fully paid and non-assessable. At the Closing, the Exchange Shares shall be free and clear of any pledge, lien, hypothecation, encumbrance, charge, claim or other security interest of any kind or character.

10.3          Capitalization. As of the date hereof, there are a total of 400,000,000 shares of the Purchaser authorized to be issued, comprised entirely of Purchaser ordinary shares, nominal value NIS 1.00 each, of which 117,970,535 shares (excluding 930,000 dormant shares) are duly issued and fully paid up and 122,770,535 Purchaser ordinary shares are outstanding on a fully diluted basis.  Schedule 10.3 hereto contains a capitalization table reflecting to the best knowledge of the Purchaser each holder of more than 5% of the issued capital stock of the Company, and the number of shares held by each immediately prior to signing of this Agreement. There are no other outstanding subscriptions, options, warrants, calls, contacts, demands, commitments, convertible securities rights (including conversion, or preemptive rights) agreements or arrangements of any character or nature whatever, other than this Agreement, for the purchase or acquisition from the Purchaser of any shares or other beneficial, economic or voting interest in the Company, except as set forth in Schedule 10.3. The foregoing does not include the options to purchase shares of the Purchaser approved by the Company on June 29, 2011 to be granted to certain of its employees, service providers and directors,

10.4          Financial Statements; Cash Reserves. The Purchaser has furnished the Shareholders with the Purchaser's audited financial statements as of and for the year ended December 31, 2010 (the “Purchaser's Financial Statements”). The Purchaser's Financial Statements are true and correct in all material respects, are in accordance with the books and records of the Purchaser and have been prepared in accordance with International Financial Reporting Standards (IFRS) consistently applied, and fairly and accurately present in all material respects the financial position of the Purchaser as of such dates and the results of its operations and cash flows for the periods then ended. Subject to the remainder of this Section 10.4 below, since December 31, 2010 there has not been a material adverse change in Purchaser's financial situation. The foregoing notwithstanding effective immediately prior to the Closing and contingent thereupon, the Purchaser may distribute a cash dividend to its shareholders, the effective day thereof will be prior to Closing, such that at the Closing the cash reserves of the Purchaser shall be approximately USD 8 million, as may be reduced by reasonable expenses incurred in the ordinary course of business after signing the Agreement and any sum paid to Greenstone under the last paragraph of Section 13.2 below (with respect to an investment in the Company during the period between signing and Closing).

10.5          Subsidiaries. The Purchaser does not currently own or control, directly or indirectly, any other corporation, association, partnership, or other business entity.

10.6          Compliance with Other Instruments.  The Purchaser is not in violation of any material provisions of (a) its organizational documents as in effect on and as of the date of this Agreement, or (b) any judgment, decree, order, agreement or arrangement by which it is bound or any statute, rule or regulation applicable to the Purchaser, except, in each such case, where such violation has not had and could not reasonably be expected to have a Material Adverse Effect on the Purchaser's financial condition, properties, business prospects as currently proposed to be, or its business.

10.7          Material Contracts and Commitments.  Other then the contracts described in the Purchaser's annual report as filed with the Securities and Exchange Commission there are no contracts to which the Purchaser is a party or by which it is bound other than this Agreement and the related documents which are material to the Company's business operations.

10.8          Litigation. There is no claim, action, suit, proceeding or investigation pending or, to the Purchaser's best knowledge, currently threatened against the Purchaser, any of its properties, or any director or officer of the Purchaser that questions the validity of this Agreement, or the right of the Purchaser to enter into and/or adopt such agreement, or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in any material adverse changes in the assets or financial condition of the Purchaser.

10.9          Interested Party Transaction. Other than pursuant to this Agreement and the Ancillary Agreements, no officer, director or shareholder of above 5% of the share capital of the Purchaser, or any affiliate of any such person or entity, has either directly or indirectly, an interest in any person or entity which (i) owns, directly or indirectly, any debt, equity or other interest or investment in any corporation, association or other entity which is a competitor, lessor, lessee, customer, supplier or advertiser of the Purchaser; (ii) is involved in any business arrangement or relationship with the Purchaser, which is material to the Purchase or its business; (iii) has any cause of action or other claim whatsoever against or owes any amount to, or is owed any amount by the Purchaser; (iv) has any interest in or owns any property or right, including intellectual property, material to the Purchaser in the conduct of its business as presently conducted; or (v) has lent or advanced any money to, or borrowed any money from, or guaranteed or otherwise become liable for any indebtedness or other obligations of the Purchaser which is outstanding as of the date hereof. Other than pursuant to this Agreement and the services agreement contemplated to be entered into between the Purchaser and Greenstone), (i) there are no existing arrangements or proposed transactions between the Purchaser and any officer, director, or holder of share capital of the Purchaser, or any affiliate or associate of any such person and (ii) no employee, shareholder, officer, or director of the Purchaser is indebted to the Purchaser, nor is the Purchaser indebted (or committed to make loans or extend or guarantee credit) to any of them.

11           CONDITIONS TO CLOSING.

11.1        The Purchaser’s obligation to consummate the purchase of the Sellers Shares hereunder and the grant of a Put Option to Mazal pursuant to the Option Agreement, is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Purchaser subject to applicable law):

a)           Subject to non-material changes in the ordinary course of business and/or pursuant to this Agreement or any related documents, all representations and warranties of the Shareholders and the Company, as the case may be, contained herein shall be true and correct in all material respects at the time of the Closing as though made again at that time and all actions required to be performed and documents or instruments required to be delivered, as provided herein, including the Deeds, shall have been so performed and delivered.

b)          The Company shall have registered the transfer of the Sellers Shares in the Company's Shareholders Register, followed by the delivery of a copy of such register to the Purchaser.

c)          The Purchaser shall have received the Capitalization Legal Opinion, in substantially the form attached hereto as Schedule 11.1(c) dated as of the Closing and signed by J. Zaltzman, Gilat, Knoller, Graus, Salomon & Co. Law Offices, counsel to the Company.

d)          The Purchaser's Board of Directors, Audit Committee and shareholders respectively shall have duly approved the transactions contemplated hereby in accordance with Sections 270(4) and 275 of the Israeli Companies Law – 1999.

e)          The Company shall have received copies of all third party waivers, consents and approvals necessary, for the execution, delivery and performance of this Agreement, including without limitation the approval of  (i) the Office of the Chief Scientist at the Israeli Ministry of Industry, Trade and Labor; and (ii) Bank Leumi L'Israel Ltd. (the "Bank").

f)           The Company shall have received duly executed notices of resignation of any individuals from serving as members of the Company’s board of directors as may have been requested in writing by the Purchaser at least 3 days before the Closing.

g)          That certain Founders Agreement dated April 6, 2000, as amended (including by that certain Addendum Agreement made as an addendum thereto in 2003), which was made by and between a Shareholder and other Company shareholders (the "Founders Agreement") shall have been duly terminated in accordance with its terms and such termination shall be in effect at the Closing.

h)          The Purchaser shall have caused the Bank to release the Sellers from all their obligations according to the guarantees provided by the Sellers to the Bank, with regard to the Company's debt of USD 714,000 plus interest as the date hereof.

i)           Greenstone shall have repaid the Company's debt of approximately US$ 2.25 million (as of the date hereof) to the Union Bank of Israel Ltd.

j)           The Convertible Loan Amount, the Convertible Commissions and the Union Bank Guarantee Debt shall have been converted into Ordinary Shares in accordance with Section 6.6(c) above.

11.2        The Sellers' obligations to consummate the sale of their respective Holdings hereunder is subject to the fulfilment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the relevant Seller subject to applicable law):

a)           All representations and warranties of the Purchaser contained herein shall be true and correct in all material respects at the time of the Closing (subject to changes in ordinary course of business) as though made again at that time and all actions required to be performed and documents or instruments required to be delivered, as provided herein, shall have been so performed and delivered.

b)           The Company's Board of Directors and shareholders respectively shall have duly approved in accordance with Section 272 of the Israeli Companies Law – 1999 the transactions contemplated hereby and the conversion of the Shareholders' shares in the Convertible Loans, in the Convertible Commissions and in the Union Bank Guarantee Debt in accordance with Section 6.6(c) above.

12           SURVIVAL OF WARRANTIES; INDEMNIFICATION; LIMITATION OF LIABILITY

12.1          Indemnification. The Purchaser shall have the right to rely fully upon all representations, warranties and covenants of the Company in this Agreement. The Company shall hold harmless and indemnify the Purchaser from and against any liability, loss, damage, injury, diminution in value, settlement, award, fine, penalty, interest, tax, deficiency, assessment, judgment, remediation and reasonable costs, fees or expenses (including reasonable attorney, consultant and expert fees and expenses) ("Damages") that are directly suffered or incurred by the Purchaser or to which the Purchaser may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) and that arise from or as a result of, or are directly connected with: (A) any inaccuracy in or breach of any representation or warranty of the Company  hereunder; (B) any breach of any covenant or obligation of the Company hereunder; (C) any proceeding relating to any inaccuracy or breach of the type referred to in clause (A) or (B) above (including any proceeding commenced by the Purchaser for the purpose of enforcing any of its rights under this Section 12) or (D) any cause of action, provided such cause of action was not disclosed by the Company hereunder, relating to the Company relating to the period prior to Closing.

The Purchaser shall have the right to rely fully upon all representations, warranties and covenants of the Shareholders in this Agreement. The Shareholders, severally and not jointly, shall hold harmless and indemnify the Purchaser from and against any Damage that are directly suffered or incurred by the Purchaser or to which the Purchaser may otherwise become subject and that arise from or as a result of, or are directly connected with: (A) any inaccuracy in or breach of any representation or warranty of such Shareholder (as the case may be) hereunder; (B) any breach of any covenant or obligation of such Shareholder (as the case may be) hereunder ; (C) any proceeding relating to any inaccuracy or breach of the type referred to in clause (A) or (B) above (including any proceeding commenced by the Purchaser for the purpose of enforcing any of its rights under this Section 12) or (D) any cause of action, provided such cause of action was not disclosed by the Company hereunder,  relating to the Company relating to the period prior to Closing.

Notwithstanding anything to the contrary hereunder, the several liability of each Shareholders with respect to indemnification for Damages pursuant to this Section 12.1 shall be according to their Pro Rata Portion. "Pro Rata Portion" means, the percentage of the Ordinary Shares held by each Shareholder out of the total aggregate Holdings, i.e. : Greenstone  approximately 50%, Mazal approximately 36% and Accord approximately 14%.. It is further clarified, acknowledged and agreed that each of the Shareholders and the Company shall be severally liable for Damages with respect to any breach and/or inaccuracy as set forth in this Section 12.1 of any such a covenant and/or representation made thereby, to the extent not explicitly limited herein, and the Purchaser shall be entitled to make a claim for Damages pursuant to this Section 12.1, severally against each Shareholder and/or the Company and in any order of priority, at the Purchaser's complete and sole discretion.

12.2         Limitations on Indemnity.

12.2.1
For avoidance of doubt, the Shareholders and the Purchaser shall not be entitled to recover any indirect or consequential damages, losses or expenses. For avoidance of doubt nothing set forth under this Section 12.2 shall apply with respect to the Investment and the representations and warranties applicable thereto as set forth under Section 5.5 above and shall have not consequence with respect thereto.

12.2.2
Subject to Section 12.2.5 below, a demand for indemnification under this section 12 can be made by no later than December 31, 2012 (the "Expiration Date"). All the representations and warranties of the Company and the Shareholders contained in Sections 6 and/or 7 of this Agreement shall survive solely until the Expiration Date and expire thereon except as set forth in Section 12.2.5 below (which representations, warranties shall survive in accordance therewith), and only to such extent. For avoidance of doubt the above shall not derogate from the Purchaser's right for indemnification under a demand for indemnification from the Company and/or its Shareholders made on or prior to the Expiration Date pursuant to this Section 12.2.

12.2.3
The Purchaser shall not be entitled to recover for any Damages from the Company or from a Shareholder until such time as the Damages claimed by the Purchaser in the aggregate exceed an amount equal to $200,000 (the "Damage Threshold"), at which time the Purchaser shall be entitled to be indemnified against and compensated and reimbursed for such Damages, including the amount of the Damage Threshold subject to Section 12.2.4 below.

12.2.4	The total liability of the Shareholders shall be limited in the aggregate to $5,000,000 and the total liability of each Shareholder shall be limited to its Pro Rata Portion of such amount.

12.2.5
Without derogating from Section 12.5 below, it is clarified acknowledged and agreed that notwithstanding anything to the contrary the limitations set forth under this Section 12 will not apply with respect to indemnity for Damages resulting from any breach of: (i) the respective Shareholder's representations under section 7.3 above ("Ownership")  and the representation under Section 7.5 as it relates to Section 6.6(b), (ii) the Company's representation under Section 6.5 above  ("Validity of the Investment Shares"), representation under Section 6.6 ("Capitalization") and claims based upon or arising out of fraud or intentional misrepresentation shall be in no way limited or restricted by the provisions of this Agreement.

12.3          If any claim, suit, action or other proceeding to which the indemnity set forth herein applies is brought against the Purchaser and/or the Company for which the Purchaser wishes to claim indemnification from the Company and/or any of the Shareholders (the "Indemnifying Parties"), then the Purchaser and/or the Company shall give the Indemnifying Parties prompt notice of same. The Indemnifying Parties may promptly assume the defense of the Purchaser with counsel reasonably satisfactory to the Purchaser, and in this case the fees and expenses of such counsel shall be at the sole cost and expense of Indemnifying Parties, provided that the Purchaser shall reasonably cooperate in such defense. The Purchaser and/or the Company may not adjust, settle or compromise any claim, suit, action or other proceedings brought against it to which the indemnity set forth herein applies without the prior consent of Indemnifying Parties.

12.4           Sole and Exclusive Remedy.  From and after the Closing Date, unless otherwise stated herein, with the exception of remedies based on fraud or intentional misconduct, the remedies set forth in this Article 12 shall be the sole and exclusive directly or indirectly financial remedy for any action arising out of this Agreement.

12.5          Notwithstanding anything to the contrary hereunder, it is clarified that any liability created by the Shareholders' obligations under this Agreement, including to indemnify the Purchaser hereunder shall be that of the Shareholders alone, in the manner set forth above, and such obligations pursuant to this Agreement, including in this Article 12, in no case whatsoever entitle the Purchaser or any party on its behalf to recover any liability, loss, damage, injury, diminution in value, settlement, award, fine, penalty, interest, tax, deficiency, assessment, judgment, remediation, costs, fees or expenses from the directors and/or officers and/or shareholders of any of the Shareholders.

12.6          Without derogating from Mazal's undertakings pursuant to this Agreement and subject to the terms of the Option Agreement, Mazal's Holdings, deposited with the Trustee shall be fixed as collateral for securing Mazal's undertakings hereunder. Mazal's Holdings will be held by the Trustee pursuant to and in accordance with the trust agreement attached as Schedule 4.2.5(2) hereto.

13            Pre-Closing Actions; Sale and Purchase at Closing.

Pre-Closing Actions:  Prior to the Closing, the following actions shall be taken:

13.1          Each of the parties hereto will use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions to Closing set forth above), including using all commercially reasonable efforts to obtain consents of all third parties necessary, proper, advisable or reasonably requested for the consummation of the transactions contemplated by this Agreement which are under the control and responsibility of such party, if not obtained as of the date hereof. If at any time after the date upon which the Closing takes place (the "Closing Date") any further action is necessary by a certain party or parties hereto to carry out the purposes of this Agreement, the relevant party hereto shall use its reasonable commercial efforts to take all such necessary actions.

13.2          From the date of signature hereof until the earlier of (i) the termination of this Agreement and (ii) the Closing Date (except with the prior written consent of Purchaser and except as explicitly provided to be performed hereunder):

(i)	The Company shall carry on its business in the ordinary course in the same manner as heretofore conducted.

(ii)	The Company shall maintain books, records and accounts in accordance with IFRS, consistent with past practice.

(iii)
The Company shall not enter into any contract, agreement or arrangement of any sort, whether written or oral, involving or giving rise to a liability, obligation, debt, indebtedness, expense or cost exceeding in the aggregate USD $10,000.

(iv)
The company shall not enter into any settlement with any person giving rise to a liability, obligation, debt, indebtedness, expense or cost exceeding USD $10,000 in the aggregate, or waive any right, claim or proceeding against any Person for an amount exceeding USD $10,000 in the aggregate.

(v)
The Company shall not enter into any guarantee, indemnity or other agreement to secure or otherwise incur financial or other obligations, in each case, to the extent intended to secure any debt, obligation or commitment of any third party made to any person (including to secure any debt, obligation or commitment of the Sellers or any affiliates thereof).

(vi)
The Company shall not change the terms and conditions of employment (including remuneration, fringe benefits, insurance, etc.) of any of its employees, other than as required by applicable law, in the ordinary course of business, or in connection with the acceleration or termination of options.

(vii)	The Company shall not acquire or agree to acquire any share or other interest in any company, partnership, joint venture or other business organization.

(viii)
The Company shall not create, issue or allot any options, shares, or other securities, other than in connection with the exercise of outstanding securities, options, and warrants and not to amend the terms of any existing options or other securities, except in connection with the acceleration of vesting of existing options.

(ix)
The Company shall not declare, pay or agree to pay any dividend, interim dividend or any other payment or distribution of any assets or property (including any sales at undervalue or any purchases at overvalue) to its shareholders.

(x)	The Company shall not make any change to its accounting practices and/or policies, except if such change is required in accordance with applicable law or with IFRS.

(xi)	The Company shall not agree or commit, whether in writing or otherwise, to any of the foregoing.

It is agreed, subject in each case to the prior approval of the Purchaser and the full and accurate disclosure by the Company thereto as to the applicable material terms, that notwithstanding anything the contrary in the Agreement, including in this Section 13 above, the Company shall not be prevented by the terms of this Agreement and shall not be deemed to have breached the terms of this Agreement, if, following two (2) months after the signing of this Agreement and prior to the Closing Date, the Company shall obtain financing  from time to time from any of its existing shareholders or a third party approved in advance by Purchaser as may be necessary for enabling its operations during such time period, but not more than $1,000,000 in the aggregate, by means of equity investments or loans convertible into equity, provided that in each case the equity shall solely be Ordinary Shares and the price per share of any Ordinary Shares issued in connection therewith shall be the Price Per Share or such higher price acceptable to the Purchaser and further provided that any such loans shall be fully converted into Ordinary Shares prior to the Closing. In the event such financing shall be provided by a Shareholder, any Ordinary Shares issued thereto shall  be deemed added to and included as part of such Shareholder's Holdings for all intents and purposes and, if the financing shall be provided by Greenstone, the Greenstone Purchase Price shall be adjusted accordingly. In the event that the financing shall be provided by a third party, such third party shall be required to enter into an agreement approved by Purchaser for the sale of all its Ordinary Shares to the Purchaser under the same terms as the sale by Accord hereunder.

14           TERMINATION.

Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated or the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by any party hereto if the Closing shall not have occurred, since any of the conditions precedent to Closing, set forth in Section 11 above shall not have been fulfilled by 31.12.2011 or at such other time as the parties hereto  mutually agree (the “Drop Date”); provided, that no party may terminate this Agreement pursuant to this Section 14, if such party's failure to fulfill any of its obligations under this Agreement or to effect the satisfaction of any of the conditions set forth herein shall have caused the Closing not to have occurred on or before said date.

15           WAIVER OF SHAREHOLDERS RIGHTS. Each of the Shareholders hereby irrevocably waives, on behalf of itself, its successors, direct and indirect shareholders, and assigns, any and all rights, entitlements and claims it may have with respect specifically to the appointment and designation of directors to the board of directors of the Company, pursuant to any arrangement, promise and or contract, whether written or oral, including any arrangements with any of the Company shareholders and/or pursuant to that certain Founders Agreement dated April 6, 2000, as amended, which was made by and between a Shareholder and other Company shareholders. The Shareholders further agree that they will not take any action in contravention with this Section 15 and any such right waived herein and to which they would have otherwise been entitled as of the date hereof, shall be null and void with no further force an effect following the Closing.

16          MISCELLANEOUS.

16.1        Governing Law; Jurisdiction.  The internal laws of the State of Israel, without regard to its choice of law rules, shall govern the validity, the construction of its terms and the interpretation of the rights and duties of the parties hereunder. The appropriate courts in Tel Aviv - Jaffa, Israel shall have exclusive jurisdiction over any dispute or claim in connection with this Agreement.

16.2        Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

16.3        Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto at the Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by all the parties hereto.

16.4        Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be telecopied, sent by electronic mail or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party's address as set forth below or at such other address as the parties shall have furnished to each other in writing in accordance with this provision:

if to Greenstone:

21 Haarbaa Street
Tel Aviv 64739, Israel
Attn: Ofer Naveh, Director of Finance

with a copy to:
Adi Zaltzman, Adv.
J. Zaltzman, Gilat, Knoller, Graus, Salomon & Co.
Rubinstein House, 20 Lincoln Street, Tel-Aviv 67134, Israel
Tel: +972-3-7611611

if to Accord

21 Haarbaa Street
Tel Aviv 64739, Israel
Attn: Hilla Zisapel, Deputy CEO & General Counsel
Tel: + 972-3-6845528

if to Mazal

16 Tsamarot Street, Apt. 91
Herzelia, Israel
Attn: Moshe Stern

with a copy to:
Gidon Weinstock, Adv.
Weinstock Zecler & Co.
5 Azrieli Center, Tel-Aviv, Israel
972-3-696-4222

if to the Purchaser:

21 Haarbaa Street
Tel Aviv 64739, Israel
Attn: CEO

with a copy to:

Aya Yoffe, Adv. & Dr. Shachar Hadar, Adv.
Gross, Kleinhendler, Hodak, Halevy & Greenberg & Co.
1 Azrieli Center, Tel-Aviv, Israel
972-3-607-4444

if to the Company

Moshe Aviv Tower, 7 Jabotinski Street
Ramat Gan 52520, Israel
Tel: +972-3-7511350
Attn: CEO

16.5          Release of Claims.

16.5.1
Each of the Shareholders hereby irrevocably, unconditionally and completely releases, acquits and forever discharges, effective as of and subject to the Closing Date, each of: (a) the Company; (b) any current or former or serving as of the Closing Date director, observers, or officer of the Company, and (c) the successors, shareholders, directors, officers, agents, attorneys and representatives of the respective entities identified or otherwise referred to in paragraphs ‘(a)’ through ‘(c)’ of this Section (the “Releasees”) from any and all disputes, claims, demands, liabilities, actions and causes of action relating to matters preceding the Closing Date involving or related to its ownership of share capital in the Company, its securities and operations and actions prior the Closing Date, or, with respect to the Company, for which the Company is or becomes responsible, including, without limitation any claim or right that may be asserted or exercised by such Shareholder in the Shareholder’s capacity as a Seller, director, officer or employee of the Company or in any other capacity (each, a “Claim”), and hereby irrevocably waives each and every Claim that such Shareholder may have had in the past, may now have or may have in the future against any of the Releasees in connection with the Shareholder's capacity as a shareholder or investor, except if made in accordance with the provisions hereof (and including for the avoidance of doubt in connection with any shareholders agreements of the Company). The release and waiver contained herein shall not apply to a Releasee for (i) any misrepresentation in or breach of this Agreement or any of the ancillary documents, including the Ancillary Agreements, hereto by such Releasee, and (ii) with respect to the Company, in connection with any Claim made by a Shareholder in such Shareholde's capacity as a director or an employee or consultant of the Company, for payments (including, without limitation, tax payments) due from the Company to such Shareholder in connection with such services for the period preceding Closing Date (excluding, for the sake of clarity, any Claims for Company share options or Shares in the Company or any remuneration in lieu thereof or with respect thereto) (the “Permitted Payments”), and (iii) the D&O insurance and indemnification obligation with respect to directors and officers of the Company.

16.5.2
The Company and any person acts on its behalf hereby irrevocably, unconditionally and completely release, acquit and forever discharge, effective as of and subject to the Closing Date, each of the Shareholders and the successors, shareholders, directors, officers, agents, attorneys and representatives of the Shareholders (the “Shareholders Releasees”) from any and all disputes, claims, demands, liabilities, actions and causes of action relating to matters preceding the Closing Date involving such Shareholder (each, a “Shareholder Claim”), and hereby irrevocably waive each and every Shareholder Claim that the Company may have had in the past, may now have or may have in the future against any of the Shareholders Releasees, in each case solely with respect to and to the extent that such Shareholders Claim relates to actions performed or omitted by the Shareholders themselves or on their behalf and the release and waiver shall not apply to the extent actions were performed or omitted in any other capacity. The release and waiver contained herein shall not apply to a Shareholder Releasee for any misrepresentation in or breach of this Agreement or any of the ancillary documents, including the Ancillary Agreements, hereto by such Shareholder Releasee.

16.6          Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

16.7          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

16.8          Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective or binding on the parties if it materially changes the economic benefit of this Agreement to any party.

16.9          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

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IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first set forth above.

Sellers:

Greenstone Industries Ltd.

________________________________
Name:
Title:

Mazal Resources B.V

________________________________
Name:
Title:

S.R. Accord Ltd.

________________________________
Name:
Title:

Purchaser:

R.V.B Holdings Ltd.

________________________________
Name:
Title:

Company:

E.E.R Environmental Energy Resources (Israel) Ltd.
________________________________
Name:
Title:

Exhibit A

Shareholders Holdings

Shareholder	Holdings (number of Company Shares)
Greenstone	6,274,760*
Mazal	4,500,000
Accord	1,721,450*

*As of August 31, 2011, this amount shall be adjusted at the Closing to account for accrued interest on shareholders loans and Convertible Commissions accrued after August 31, 2011, to be converted into shares of the Company to be sold at closing at the Price Per Share or at the Exchange Ratio.

Exhibit B
Option Agreement

Exhibit C

SUBSCRIPTION FORM

To:	E.E.R Environmental Energy Resources (Israel) Ltd.,
Moshe Aviv Tower, 7 Jabotinski Street
Ramat Gan 52520, Israel

This Subscription Form (this "Form") is made pursuant to Section 5.1 of that certain Share Purchase Agreement (the "SPA ") entered into as of the 3rd day of July, 2011, by and among (i) R.V.B. Holdings Ltd., a company organized under the laws of the State of Israel (the "Purchaser"); (ii) E.E.R Environmental Energy Resources (Israel) Ltd., a company organized under the laws of the State of Israel (the "Company"); and (iii) the Shareholders.

Capitalized terms used in this Form and not otherwise defined shall have the meaning ascribed thereto in the SPA.

The Purchaser, pursuant to the provisions set forth in the SPA and in accordance with Section 5 thereof, hereby elects to purchase, by way of issuance [____________] of the Company's Ordinary Shares for a total amount of $[____________], representing the full purchase price for such shares at the Price Per Share.

Dated: ____________

R.V.B. Holdings Ltd

By: __________________________

Name: ________________________

Title: __________________________